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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into Registration Statement No. 333-90890 of Allied Healthcare International Inc. on Form S-3 and Registration Statement No. 333-49387 of Allied Healthcare International Inc. on Form S-8 of our report dated November 8, 2002 with respect to the consolidated financial statements and schedules of Allied Healthcare International Inc., which report is included in Post-Effective Amendment No. 1 Registration Statement on Form S-1 (Registration Statement No. 333-115559) of Allied Healthcare International Inc., as filed with the Securities and Exchange Commission on July 1, 2004, which has been incorporated by reference into Allied Healthcare International Inc.'s Current Report on Form 8-K dated July 15, 2004.

/s/ Ernst & Young LLP

New York, New York
July 15, 2004